GRAINGER REPORTS RESULTS FOR YEAR ENDED DECEMBER 31, 2015
Reports Fourth Quarter EPS of $2.30; $2.49 Adjusted
Reiterates Sales and EPS Guidance

2015 Highlights

•	Sales of $10 billion

•	EPS of $11.58, up 1 percent

•	Cash flow from operations of $1.0 billion

•	Share repurchases of $1.4 billion

•	Cash returned to shareholders of $1.7 billion

CHICAGO, January 26, 2016 - Grainger (NYSE: GWW) today reported results for the year ended December 31, 2015. Sales of $10 billion were flat versus 2014. Reported net earnings of $769 million decreased 4 percent versus $802 million in 2014. Reported earnings per share of $11.58 increased 1 percent versus $11.45 in 2014. The years 2015 and 2014 included the following restructuring/non-operating items:

	Twelve Months Ended December 31,

	2015	2014	% Change
Diluted Earnings Per Share as reported:	$11.58	$11.45	1%
Restructuring (United States)	0.33
Restructuring (Canada)	0.05
Restructuring (Other Businesses)	0.07
Discrete tax items	(0.09)
Business shutdown (Brazil)		0.40
Pension change (Fabory)		0.15
Restructuring (Fabory)		0.15
Goodwill impairment (Colombia)		0.11
Subtotal	0.36	0.81
Diluted Earnings Per Share as adjusted:	$11.94	$12.26	(3)%
Note: Information regarding the adjustments is detailed in the discussion of the 2015 fourth quarter and in the podcast.

“This was a challenging year for us and for most industrial companies, with an unprecedented combination of declining oil and commodity prices, low inflation and a strong U.S. dollar,” said
Chairman, President and Chief Executive Officer Jim Ryan. “We took action in 2015 by restructuring several of our businesses, resulting in a leaner cost structure. As previously communicated, we will continue to execute changes in the United States and Canada in 2016.” Ryan concluded, “We also continued to invest for the future by expanding and upgrading our industry-leading supply chain, digital capabilities, sales force productivity tools and KeepStock, which enables us to serve customers the way they want to be served.”

Results in 2015 benefited from a net $0.16 per share of non-repeating operating benefits, primarily related to the shift in timing of the implementation of SAP in Canada into the first quarter of 2016 and a one-time reduction in healthcare liabilities in the United States.

The company reiterated its 2016 sales and earnings per share guidance issued on November 12, 2015. The company continues to expect -1 to 7 percent sales growth and earnings per share of $10.80 to $13.00. Further information on 2016 guidance assumptions can be found in the podcast available on the company’s website.

For the full year, the company generated $1.0 billion in operating cash flow versus $994 million in 2014. Gross capital expenditures for the year were $374 million versus $387 million in 2014, including expansion of the distribution center network in North America and investments in SAP. Grainger repurchased approximately 6.1 million shares of stock for $1.4 billion in 2015 as part of the expanded share buyback program announced in April 2015. The company expects to deploy $1.6 billion to share repurchases in 2016 and 2017. As of year-end 2015, the company had 9.5 million shares remaining under the current repurchase authorization. Dividends paid in 2015 totaled $306 million. For the year, Grainger returned $1.7 billion in cash to shareholders in the form of share repurchases and dividends.

During 2015, the company achieved the following:

•	Adjusted its capital structure by completing a $1 billion debt initial public offering while maintaining a AA- rating;

•	Improved customer service and efficiency by relocating to larger distribution centers in Toronto for Acklands-Grainger and in Osaka, Japan, for MonotaRO;

•
Established a leading position in the United Kingdom MRO market with the September 1st acquisition of Cromwell Group (Holdings) Limited and created further opportunity for online growth in the U.K. and Europe;

•	Announced DG Macpherson as Chief Operating Officer;

•	Improved network efficiency by closing 49 branches in the United States, 16 branches in Canada and 16 branches at Fabory in Europe;

•	Reorganized the U.S. sales and marketing team to accelerate market share gains for large and medium-sized customers;

•	Recorded $296 million in sales for Zoro in the United States, a 62 percent increase over 2014;

•	Received the Internet Retailer award for B2B eCommerce Player of the Year;

•
Installed SAP in Mexico, with Canada scheduled for February 1, 2016, allowing for better data visibility across North American businesses and ultimately enabling direct ship to customers from distribution centers in Canada and

•	Raised the quarterly dividend by 8 percent, representing the 44th consecutive year of increased dividends.

Branch closures and reorganizations like those noted above drove the majority of restructuring costs recorded in the 2015 fourth quarter.

2015 Fourth Quarter
Sales for the 2015 fourth quarter of $2.5 billion decreased 1 percent versus the 2014 fourth quarter. Reported net earnings of $145 million declined 2 percent versus $149 million in 2014. Reported fourth quarter earnings per share of $2.30 increased 7 percent versus $2.14 in 2014. Results for the quarter included a net $0.16 per share of non-repeating operating benefits already noted for the year. The 2015 and 2014 fourth quarters included the following restructuring/non-operating items:

	Three Months Ended December 31,

	2015	2014	% Change
Diluted Earnings Per Share as reported:	$2.30	$2.14	7%
Restructuring (United States)	0.26
Restructuring (Canada)	0.03
Restructuring (Other Businesses)	0.01
Discrete tax items	(0.11)
Business shutdown (Brazil)		0.40
Restructuring (Fabory)		0.15
Goodwill impairment (Colombia)		0.11
Subtotal	0.19	0.66
Diluted Earnings Per Share as adjusted:	$2.49	$2.80	(11)%

During the quarter, the company recorded net charges totaling $0.19 per share resulting in an adjusted earnings per share of $2.49. In the 2015 fourth quarter, the company incurred restructuring for the business in the United States and initiated restructuring in Canada. In the 2014 fourth quarter, the company closed or restructured operations in Brazil, Colombia and Fabory, totaling $0.66 per share, resulting in adjusted earnings per share of $2.80. Excluding items detailed above in both years, adjusted company net earnings for the 2015 quarter decreased 19 percent and adjusted earnings per share decreased 11 percent versus the prior year.

Company sales in the 2015 fourth quarter decreased 1 percent. There were 64 selling days in both the 2015 and 2014 fourth quarters. The 1 percent sales decline for the quarter consisted of a 2 percentage point decline from unfavorable foreign exchange, a 1 percentage point decline from price, a 1 percentage point decline from lower sales of seasonal products and a 1 percentage point decline from sales of Ebola related safety products in 2014 that did not repeat, partially offset by 4 percentage points from the Cromwell acquisition.

Company operating earnings of $252 million for the 2015 fourth quarter decreased 6 percent versus the 2014 quarter. This decrease was driven by the 1 percent sales decline and a lower gross profit margin, partially offset by operating expense leverage as expenses declined at a faster rate than sales. The company’s gross profit margin for the quarter declined 1.6 percentage point, primarily driven by better relative performance with lower margin customers and price deflation versus slight cost inflation. Cost inflation at the company level was driven by the business in Canada. Continued weakness in the Canadian dollar versus the U.S. dollar drove product cost inflation for U.S.-denominated purchases. Excluding the business in Canada, the company experienced slight product cost deflation versus the 2014 fourth quarter. Operating expenses declined due to lower employee benefits costs, partially offset by higher severance and contract service costs and included $32 million of growth and infrastructure spend. Excluding $30 million of restructuring costs in 2015 and $51 million of restructuring costs in 2014, adjusted operating earnings in the quarter were down 11 percent.

The company has two reportable business segments, the United States and Canada, which represented approximately 82 percent of company sales for the quarter. The remaining operating units located primarily in Europe, Asia and Latin America are included in Other

Businesses and are not reportable segments. Results for the company’s single channel online model businesses are included in Other Businesses.

United States
Sales in the United States segment decreased 3 percent in the 2015 fourth quarter versus the prior year. The 3 percent sales decline was driven by a 2 percentage point decline from volume, a 1 percentage point decline from price, a 1 percentage point decline from lower sales of seasonal products and a 1 percentage point decline from sales of Ebola related safety products in 2014 that did not repeat, partially offset by 1 percentage point from higher intercompany sales to Zoro and 1 percentage point from the favorable timing of the Christmas holiday. Retail and Government customers had the strongest sales performance in the quarter.

Operating earnings for the United States segment decreased 16 percent in the quarter driven by the 3 percent sales decline and lower gross profit margins. Gross profit margins for the quarter decreased 1.7 percentage point driven by price deflation exceeding cost deflation and better relative performance with lower margin customers. Operating expenses declined 1 percent due to lower employee benefits costs, partially offset by higher severance and contract service costs. Excluding $25 million of restructuring costs, adjusted operating earnings for the U.S. segment in the quarter were down 9 percent versus the prior year.

Canada
Sales in the 2015 fourth quarter at Acklands-Grainger decreased 27 percent in U.S. dollars, 14 percent in local currency. The 14 percent sales decrease consisted of a 17 percentage point decrease from volume and a 1 percentage point decrease from lower sales of seasonal products, offset by a 4 percentage point contribution from price. Weakness in the oil and gas industries continued to affect sales to Canada’s customers. Sales to all customer end markets except Government and Forestry were down versus the prior year.

Operating earnings in Canada declined 75 percent in the 2015 fourth quarter. The gross profit margin in Canada improved 1.3 percentage point versus the prior year. The 2015 fourth quarter contained favorable inventory adjustments versus the 2014 quarter; in the absence of those adjustments, the gross profit margin would have been down versus the prior year. Operating expenses in Canada were down 12 percent in the quarter. Excluding $3 million of restructuring costs, adjusted operating expenses were down 15 percent and adjusted operating earnings in the quarter were down 60 percent.

Other Businesses
Sales for the Other Businesses increased 41 percent for the 2015 fourth quarter versus the prior year. This performance consisted of 33 percentage points from Cromwell, acquired on September 1, 2015, and 18 percentage points of growth from volume and price, partially offset by a 10 percentage point decline from unfavorable foreign exchange. Organic sales growth in the Other Businesses was primarily driven by MonotaRO in Japan and Zoro in the United States.

The Other Businesses posted $9 million of operating earnings in the 2015 fourth quarter versus a $51 million operating loss in the 2014 fourth quarter. During the 2014 fourth quarter, the company recorded the impairment and restructuring actions noted in the table above, resulting in a $51 million charge. Excluding these charges, the Other Businesses were breakeven in the 2014 period. The increase in earnings versus the prior year was driven by strong operating performance from MonotaRO and Zoro U.S.

Other
Other income and expense was a net expense of $17 million in the 2015 fourth quarter versus a net expense of $5 million in the 2014 fourth quarter. This increase was primarily attributable to higher interest expense from the $1 billion in long-term debt issued in June 2015 used to fund the share repurchases and losses from the company’s investment in clean energy that began in 2015.

The effective tax rate in 2015 was 36.5 percent for the quarter and 37.2 percent for the full year. Excluding the effect of the other items detailed in the tables above, the adjusted tax rate was 39.2 percent for the quarter and 37.6 percent for 2015, compared to 38.2 percent in the 2014 quarter and year. The discrete tax items primarily relate to reduced deferred tax liabilities stemming from a lower enacted tax rate in the United Kingdom for Cromwell. The increase in the adjusted quarterly rate was primarily due to a higher proportion of earnings in the United States versus geographies with lower tax rates. The company’s clean energy investment generated $0.09 per share of earnings for the year. The company is currently projecting a tax rate of 35.2 to 36.2 percent for 2016, compared to the prior projection of 36.3 to 37.3 percent on November 12, 2015. The lower rate is driven by the incremental benefit from the company’s second clean energy investment.

Cash Flow
Operating cash flow was $256 million in the 2015 fourth quarter versus $300 million in the 2014 fourth quarter. The company used the cash generated during the quarter and proceeds from debt to invest in the business and return cash to shareholders through share repurchase and dividends. Gross capital expenditures were $121 million in the 2015 fourth quarter versus $147 million in the fourth quarter of 2014. In the quarter, Grainger returned $299 million to shareholders through $75 million in dividends and $224 million to buy back 1.0 million shares of stock.

W.W. Grainger, Inc., with 2015 sales of $10 billion, is North America’s leading broad line supplier of maintenance, repair and operating products, with operations also in Europe, Asia and Latin America.

Visit www.grainger.com/investor to view information about the company, including a history of sales by segment and a podcast regarding 2015 fourth quarter results. The Grainger website also includes more information through our Fact Book and Corporate Social Responsibility report.

Safe Harbor Statement

All statements in this communication, other than those relating to historical facts, are “forward-looking statements.” These forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements. These statements include, but are not limited to, statements about future strategic plans and future financial and operating results. Important factors that could cause actual results to differ materially from our expectations include, among others: higher product costs or other expenses; a major loss of customers; loss or disruption of source of supply; increased competitive pricing pressures; failure to develop or implement new technologies or business strategies; the outcome of pending and future litigation or governmental or regulatory proceedings, including with respect to wage and hour, anti-bribery and corruption, environmental, advertising, privacy and cybersecurity matters; investigations, inquiries, audits and changes in laws and regulations; disruption of information technology or data security systems; general industry or market conditions; general global economic conditions; currency exchange rate fluctuations; market volatility; commodity price volatility; labor shortages; facilities disruptions or shutdowns; higher fuel costs or disruptions in transportation services; natural and other catastrophes; unanticipated weather conditions; loss of key members of management; our ability to operate, integrate and leverage acquired businesses and other factors which can be found in our filings with the Securities and Exchange Commission, including our most recent periodic reports filed on Form 10-K and Form 10-Q, which are available on our Investor Relations website. Forward-looking statements are given only as of the date of this release and we disclaim any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Media:	Investors:
Joseph Micucci	Laura Brown
Director, Media Relations	SVP, Communications & Investor Relations
O: 847-535-0879	O: 847-535-0409
M: 847-830-5328	M: 847-804-1383

Grainger Media Relations Hotline	William Chapman
847-535-5678	Sr. Director, Investor Relations
O: 847-535-0881
M: 847-456-8647

Michael Ferreter
Financial Communications Manager
O: 847-535-1439
M: 847-271-6357

CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In thousands, except for per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Net sales	$2,478,258	$2,510,959	$9,973,384	$9,964,953
Cost of merchandise sold	1,475,883	1,456,158	5,741,956	5,650,711
Gross profit	1,002,375	1,054,801	4,231,428	4,314,242
Warehousing, marketing and administrative expenses	750,749	788,287	2,931,108	2,967,125
Operating earnings	251,626	266,514	1,300,320	1,347,117
Other income and (expense)
Interest income	232	384	1,166	2,068
Interest expense	(13,852)	(2,096)	(33,571)	(10,093)
Loss from equity method investment	(1,467)	—	(11,740)	—
Other non-operating income and (expense)	(1,606)	(3,089)	(5,470)	(4,706)
Total other income and (expense)	(16,693)	(4,801)	(49,615)	(12,731)
Earnings before income taxes	234,933	261,713	1,250,705	1,334,386
Income taxes	85,762	110,599	465,531	522,090
Net earnings	149,171	151,114	785,174	812,296
Net earnings attributable to noncontrolling interest	3,939	2,275	16,178	10,567
Net earnings attributable to W.W. Grainger, Inc.	$145,232	$148,839	$768,996	$801,729
Earnings per share -Basic	$2.32	$2.17	$11.69	$11.59
-Diluted	$2.30	$2.14	$11.58	$11.45
Average number of shares outstanding -Basic	62,100	67,899	65,157	68,334
-Diluted	62,550	68,705	65,765	69,206

Diluted Earnings Per Share
Net earnings as reported	$145,232	$148,839	$768,996	$801,729
Earnings allocated to participating securities	(1,359)	(1,638)	(7,515)	(9,444)
Net earnings available to common shareholders	$143,873	$147,201	$761,481	$792,285
Weighted average shares adjusted for dilutive securities	62,550	68,705	65,765	69,206
Diluted earnings per share	$2.30	$2.14	$11.58	$11.45

SEGMENT RESULTS (Unaudited)
(In thousands of dollars)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Sales
United States	$1,921,840	$1,990,733	$7,963,416	$7,926,075
Canada	203,402	279,140	890,530	1,075,754
Other Businesses	434,361	307,594	1,405,750	1,182,186
Intersegment sales	(81,345)	(66,508)	(286,312)	(219,062)
Net sales to external customers	$2,478,258	$2,510,959	$9,973,384	$9,964,953

Operating earnings
United States	$283,529	$339,003	$1,371,626	$1,444,288
Canada	4,894	19,609	27,368	87,583
Other Businesses	9,108	(50,986)	48,051	(37,806)
Unallocated expense	(45,905)	(41,112)	(146,725)	(146,948)
Operating earnings	$251,626	$266,514	$1,300,320	$1,347,117

Company operating margin	10.2%	10.6%	13.0%	13.5%
ROIC* for Company			28.5%	31.2%
ROIC* for United States			45.1%	50.5%
ROIC* for Canada			4.3%	13.6%

*The GAAP financial statements are the source for all amounts used in the Return on Invested Capital (ROIC) calculation.  ROIC is calculated using operating earnings divided by net working assets (a 5-point average for the year). Net working assets are working assets minus working liabilities defined as follows: working assets equal total assets less cash equivalents (5-point average of $205.2 million, deferred taxes, and investments in unconsolidated entities, plus the LIFO reserve (5-point average of $389.5 million).  Working liabilities are the sum of trade payables, accrued compensation and benefits, accrued contributions to employees' profit sharing plans, and accrued expenses.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
Preliminary
(In thousands of dollars)

	At December 31,
Assets	2015	2014
Cash and cash equivalents	$240,261	$226,644
Accounts receivable – net	1,209,641	1,172,924
Inventories	1,414,177	1,356,396
Prepaid expenses and other assets	134,688	150,198
Deferred income taxes (1)	—	61,387
Total current assets	2,998,767	2,967,549
Property, buildings and equipment – net (2)	1,431,241	1,324,346
Deferred income taxes (1)	83,996	16,718
Goodwill (3)	582,336	506,905
Other assets and intangibles – net (3)	711,540	468,734
Total assets	$5,807,880	$5,284,252
Liabilities and Shareholders’ Equity
Short-term debt (4)	$353,072	$56,896
Current maturities of long-term debt (5)	247,346	23,404
Trade accounts payable	583,474	554,088
Accrued compensation and benefits	196,667	191,696
Accrued contributions to employees’ profit sharing plans (6)	124,587	178,076
Accrued expenses	266,702	245,300
Income taxes payable	16,686	12,256
Total current liabilities	1,788,534	1,261,716
Long-term debt (5)	1,338,539	404,536
Deferred income taxes and tax uncertainties	154,352	95,455
Employment-related and other non-current liabilities	173,741	238,444
Shareholders' equity (7)	2,352,714	3,284,101
Total liabilities and shareholders’ equity	$5,807,880	$5,284,252

(1)	The company adopted the newly issued accounting standard requiring entities to present deferred tax assets and deferred tax liabilities as non-current. No prior year reclass was necessary.
(2)	Property, buildings and equipment - net increased $107 million, or 8%, primarily due to investments in supply chain, technology infrastructure and the acquisition of Cromwell in September 2015.
(3)	Goodwill and other assets and intangibles increased due to the acquisition of Cromwell.
(4)	Short-term debt increased primarily due to the issuance of commercial paper to partially fund the Cromwell acquisition in the fourth quarter.
(5)
Long-term debt and the related current maturities increased due to the issuance of senior notes in the second quarter of 2015 and the issuance of a long-term loan in the third quarter to partially fund the Cromwell acquisition.

(6)	Accrued contributions to employees' profit sharing plans decreased $53 million or 30% due primarily to lower company performance.
(7)	Common stock outstanding as of December 31, 2015 was 62,028,708 shares as compared with 67,432,041 shares at December 31, 2014, primarily due to share repurchases.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
Preliminary
(In thousands of dollars)

	Twelve Months Ended December 31,
	2015	2014
Cash flows from operating activities:
Net earnings	$785,174	$812,296
Provision for losses on accounts receivable	10,181	12,945
Deferred income taxes and tax uncertainties	(2,424)	(13,732)
Depreciation and amortization	227,967	208,326
Impairment of goodwill and other intangible assets	—	16,652
Losses (gains) from non-cash charges and sales of assets	2,765	41,037
Stock-based compensation	46,861	49,032
Losses from equity method investment	11,740	—
Change in operating assets and liabilities – net of business acquisitions and divestitures:
Accounts receivable	(960)	(122,580)
Inventories	(36,069)	(92,443)
Prepaid expenses and other assets	18,600	(24,550)
Trade accounts payable	22,076	32,019
Other current liabilities	(51,220)	43,334
Current income taxes payable	5,030	(1,487)
Accrued employment-related benefits cost	(27,716)	35,027
Other – net	(348)	(1,421)
Net cash provided by operating activities	1,011,657	994,455
Cash flows from investing activities:
Additions to property, buildings and equipment	(373,868)	(387,390)
Proceeds from sales of assets	14,857	26,755
Equity method investment	(20,382)	—
Cash paid for business acquisitions	(464,431)	(30,713)
Other – net	8,567	7,290
Net cash used in investing activities	(835,257)	(384,058)
Cash flows from financing activities:
Net increase (decrease) in short-term debt	301,211	(3,556)
Net increase (decrease) in long-term debt	1,192,468	(20,403)
Proceeds from stock options exercised	60,885	48,579
Excess tax benefits from stock-based compensation	27,553	33,772
Purchase of treasury stock	(1,420,444)	(559,761)
Cash dividends paid	(306,474)	(291,395)
Net cash used in financing activities	(144,801)	(792,764)
Exchange rate effect on cash and cash equivalents	(17,982)	(21,633)
Net change in cash and cash equivalents	13,617	(204,000)
Cash and cash equivalents at beginning of year	226,644	430,644
Cash and cash equivalents at end of period	$240,261	$226,644

SUPPLEMENTAL INFORMATION - CONSOLIDATED STATEMENTS OF EARNINGS
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (Unaudited)
(In thousands of dollars)

The company supplemented the reporting of financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial measures, which the company refers to as "adjusted" measures, including adjusted operating earnings, adjusted segment operating earnings, adjusted net earnings and adjusted diluted earnings per share. Adjusted measures exclude items that may not be indicative of core operating results. The company believes that these non-GAAP measures provide meaningful information to assist shareholders in understanding financial results and assessing prospects for future performance. Management believes adjusted operating earnings, adjusted net earnings and adjusted diluted earnings per share are important indicators of operations because they exclude items that may not be indicative of our core operating results, and provide a better baseline for analyzing trends in our underlying businesses. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported results. These non-GAAP financial measures reflect an additional way of viewing aspects of operations that, when viewed with GAAP results, provide a more complete understanding of the business. The company strongly encourages investors and shareholders to review company financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

The reconciliations provided below reconcile the non-GAAP financial measures adjusted net earnings, adjusted diluted earnings per share, adjusted operating earnings and adjusted segment operating earnings with GAAP financial measures:

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2015	2014	%	2015	2014	%
Operating earnings reported	$251,626	$266,514	(6)%	$1,300,320	$1,347,117	(3)%
Restructuring (United States)	26,135	—		35,472	—
Restructuring (Canada)	3,038	—		4,183	—
Restructuring (Other Businesses)	1,113	—		5,696	—
Business shutdown (Brazil)	—	29,140		—	29,140
Pension change (Fabory)	—	—		—	13,639
Restructuring (Fabory)	—	10,460		—	10,460
Goodwill impairment ( Colombia)	—	11,795		—	11,795
Subtotal	30,286	51,395		45,351	65,034
Operating earnings adjusted	$281,912	$317,909	(11)%	$1,345,671	$1,412,151	(5)%

SUPPLEMENTAL INFORMATION - CONSOLIDATED STATEMENTS OF EARNINGS
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (Unaudited)
(In thousands of dollars)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2015	2014	%	2015	2014	%
Segment operating earnings adjusted
United States	308,662	339,003		1,406,133	1,444,288
Canada	7,932	19,609		31,551	87,583
Other Businesses	10,221	409		53,747	27,228
Unallocated expense	(44,903)	(41,112)		(145,760)	(146,948)
Segment operating earnings adjusted	$281,912	$317,909	(11)%	$1,345,671	$1,412,151	(5)%

Company operating margin adjusted	11.4%	12.7%		13.5%	14.2%
ROIC* for Company				29.5%	32.7%
ROIC* for United States				46.2%	50.5%
ROIC* for Canada				5.0%	13.6%

*Adjusted ROIC is calculated as defined on page 8, excluding the items adjusting operating earnings as noted above.

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2015	2014	%	2015	2014	%
Net earnings reported	$145,232	$148,839	(2)%	$768,996	$801,729	(4)%
Restructuring (United States)	16,361			22,207
Restructuring (Canada)	2,245			3,090
Restructuring (Other Businesses)	885			4,814
Tax discrete items	(6,870)			(5,984)
Business shutdown (Brazil)	—	27,779		—	27,779
Pension change (Fabory)	—	—		—	10,229
Restructuring (Fabory)	—	10,460		—	10,460
Goodwill impairment (Colombia)	—	7,785		—	7,785
Subtotal	12,621	46,024		24,127	56,253
Net earnings adjusted	$157,853	$194,863	(19)%	$793,123	$857,982	(8)%

Diluted earnings per share reported	$2.30	$2.14	7%	$11.58	$11.45	1%
Restructuring (United States)	0.26			0.33
Restructuring (Canada)	0.03			0.05
Restructuring (Other Businesses)	0.01			0.07
Tax discrete items	(0.11)			(0.09)
Business shutdown (Brazil)	—	0.40		—	0.40
Pension change (Fabory)	—	—		—	0.15
Restructuring (Fabory)	—	0.15		—	0.15
Goodwill impairment (Colombia)	—	0.11		—	0.11
Subtotal	0.19	0.66		0.36	0.81
Diluted earnings per share adjusted	$2.49	$2.80	(11)%	$11.94	$12.26	(3)%

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